Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP - Investor Relations		Devin Sullivan
(561) 514-3850		(212) 836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS TO BE ACQUIRED BY APOLLO MANAGEMENT
FOR $12.50 PER SHARE IN CASH

WEST PALM BEACH, FL, October 11, 2006 -- Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that a definitive merger agreement has been signed under which affiliates of private equity firm Apollo Management L.P. will purchase Jacuzzi Brands in a transaction having a total value of $1.25 billion, which includes the assumption of outstanding debt approximating $260 million, net of cash.

Under the terms of the merger agreement, Jacuzzi Brands’ shareholders will receive $12.50 per share in cash. The transaction will be financed through a combination of equity contributed by Apollo and debt financing. The Board of Directors of Jacuzzi Brands has approved the merger agreement and has recommended to Jacuzzi Brands’ shareholders that they vote in favor of the transaction. In connection with the proposed transaction, Jacuzzi Brands will make a cash tender offer for all of its outstanding 9.625% Senior Secured Notes due 2010.

Thomas B. Waldin, Chairman of Jacuzzi Brands, commented, “In the year since we put Al Marini in charge of our overall operations, he and his team have made significant progress in improving the Bath segment and further strengthening Zurn’s leadership position. During this period there has been a significant increase in our share price, and these business advances allow for a transaction that offers a further premium for the benefit of our shareholders.”

Larry Berg, a Senior Partner at Apollo said, “We are excited to be partnering with George M. Sherman, Non-Executive Chairman of Rexnord Corporation and former President and CEO of Danaher Corporation, in the acquisition of Jacuzzi Brands and look forward to supporting Al Marini and his management team in continuing the success of the Company. Upon completion of the merger, George will assume the role of Non-Executive Chairman of Jacuzzi Brands and will be a co-investor with Apollo in this transaction.”

Alex Marini, President and Chief Executive Officer of Jacuzzi Brands, said, “This is an exciting time for the employees, customers, and suppliers of Zurn and the Jacuzzi Bath and Spa businesses. With the resources of Apollo and the experience brought by George Sherman, we will be well positioned to develop and implement cutting-edge strategies to build upon our already strong leadership positions. I want to stress to our customers and suppliers that they can expect to continue to receive the same high levels of service, product quality, and innovation they have enjoyed for many years.”

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3839

Jacuzzi Brands, Inc. October 11, 2006	Page 2

George Sherman said, “Jacuzzi Brands brings two attractive operating segments to Apollo’s portfolio: Zurn, a leader in the domestic commercial water management industry, and Jacuzzi, a global leader in branded bath, spa and shower products. I look forward to working with Al Marini and his management teams in both operating segments to build upon the strong positions they have achieved in their respective markets.”

The acquisition is subject to certain closing conditions, including the approval of Jacuzzi Brands’ shareholders, regulatory approval, and the receipt by Apollo of all necessary debt financing, and is expected to close in the first quarter of 2007. In addition, it is contemplated that the Zurn business will be transferred to an Apollo portfolio company, Rexnord Corporation, following the close of this transaction at a price determined through negotiations between Rexnord and the Apollo affiliates that have agreed to purchase Jacuzzi Brands. The bath business will become an independent portfolio company of Apollo. Certain members of Jacuzzi Brands’ management, including Alex Marini, are expected to remain with the businesses after the closing.

Lazard Frères & Co. LLC advised Jacuzzi Brands on this transaction and provided a fairness opinion to the Board of Directors of Jacuzzi Brands. Credit Suisse served as advisor to Apollo.

This communication is not a solicitation of a proxy from any security holder of Jacuzzi Brands. Jacuzzi Brands will file a proxy statement with the Securities and Exchange Commission as soon as practicable. WE URGE INVESTORS TO READ THE INFORMATION/PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, or from Jacuzzi Brands by directing such request to Jacuzzi Brands, Attention: Diana Burton, Vice President, Investor Relations, Phillips Point – West Tower, 777 South Flagler Drive, Suite 1100, West Palm Beach, FL 33401. Telephone: (561) 514-3850.

About Jacuzzi Brands

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®. Learn more at www.jacuzzibrands.com.

About Apollo Management L.P.

Apollo, founded in 1990, is a leader in private equity, debt and capital markets investing. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3839

Jacuzzi Brands, Inc. October 11, 2006	Page 3

currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which along with related co-investment entities, represents approximately $12 billion of new capital.

Disclosure Concerning Forward-Looking Statements

Any forward-looking statements made within this release, including the Company’s current expectations with respect to the completion of the proposed transaction, future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2006 and in the future years, and other future expectations to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3839